Exhibit 99.1

Technovative Group, Inc. and CEO Prominently Featured in APAC Business Headlines

Nicolas Lin, Technovative’s CEO, Discusses Growth Strategy for 2019 and Beyond

Hong Kong, December 17, 2018, Technovative Group, Inc. (“Technovative” or the “Company”) (OTCPK: TEHG), a company engaged in delivering Artificial Intelligence (AI), Blockchain and Distributed Ledger Technology (DLT) Solutions, Cloud Computing and Big Data Analytics to enterprises in the Greater China Region (“GCR”), Southeast Asia Region and beyond, announced today that Nicolas Lin, the Company’s CEO, was featured in APAC Business Headlines, a leading knowledge platform serving the enterprise technology community. Additionally, the Company was recognized as one of the ten fastest growing Blockchain Solution Providers to Watch in 2019.

The APAC Business Headlines serves the C-Suite of enterprise technology companies, who need the most up-to-date information on their current and future technology needs. Dedicated to researching and reporting on trends in retail, telecom, IT and the healthcare sectors, Technovative was prominently featured as a leader in the Blockchain industry in Asia. Blockchain is an emerging technology that is widely viewed as a necessary technology for global Financial Institutions to successfully grow and manage their business operations transactions.

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Dr. Kewei Huang, Chief Technology Officer of Technovative Group, Inc., said, “Being featured in APAC Business Headlines, is an acknowledgement of all that Technovative has achieved in the past few years, and Nicolas Lin, CEO, has done an outstanding job discussing the future of our Company. As we expand globally, we look forward to developing long term relationships with Financial Institutions and helping them with all their technology solutions, so they may better meet the demands of their organizations and their current and future customers.”

About Technovative Group, Inc.

Technovative Group, Inc. is a technology holding company. The Company, through its subsidiaries and consolidated variable interest entity, is engaged in delivering financial technology, blockchain solutions and big data analytics technologies to financial service institutions (“FSI”) in the GSR. We are currently developing a suite of smart tools which includes SmartBot, Smart Contracts, Data Analytics, Blockchain and a trading platform targeting FSI in GSR.

More information about the Company can be found at www.technovative.co

Forward-Looking Statements

This press release may contain information about Technovative's view of its future expectations, plans and prospects that constitute forward-looking statements. Actual results may differ materially from historical results or those indicated by these forward-looking statements as a result of a variety of factors including, but not limited to, risks and uncertainties associated with its ability to raise additional funding, its ability to maintain and grow its business, variability of operating results, its ability to maintain and enhance its brand, its development and introduction of new products and services, the successful integration of acquired companies, technologies and assets into its portfolio of products and services, marketing and other business development initiatives, competition in the industry, general government regulation, economic conditions, dependence on key personnel, the ability to attract, hire and retain personnel who possess the technical skills and experience necessary to meet the requirements of its clients, and its ability to protect its intellectual property. Technovative encourages you to review other factors that may affect its future results in Technovative's registration statement and in its other filings with the Securities and Exchange Commission.

Contacts:

For: Technovative Group, Inc.

Sally Sun

Phone: +852-2162 7529

ir@technovative.co

Investor Relations & Public Relations

Sean Leous

Managing Director, TraDigitalIR

Phone: +1 212 389 9782 x102

sean@tradigitalir.com